Exhibit 10.1

CANCELLATION AGREEMENT

THIS CANCELLATION AGREEMENT with respect to the EPA (as defined below), Note (as defined below), Warrant (as defined below), and RRA (as defined below) (the “Amendment”) is made effective as of September 15, 2017 (the “Effective Date”), by and between Flitways Technology, Inc., Nevada corporation (the “Company”), and Kodiak Capital Group, LLC (the “Holder”) (collectively the “Parties”).

BACKGROUND

A.

The Company entered into that certain equity purchase agreement (the “EPA”), convertible promissory note in the principal amount of $57,500.00 (the “Note”), registration rights agreement (the “RRA”), and warrant (the “Warrant”) with the Holder on or around August 11, 2017.

B.

The Company and Holder desire to terminate the EPA, Note, RRA, and Warrant (collectively the “Documents”) in the entirety, as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Notwithstanding anything to the contrary contained in the Documents, the Parties hereby agree that the Documents (and all rights therein) shall be terminated in the entirety, and declared null and void.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Flitways Technology, Inc. By: /s/ Tobi Mac Aro Name: Tobi Mac Aro Title: Chief Executive Officer	Kodiak Capital Group, LLC By: /s/ Ryan Hodson Name: Ryan Hodson Title: Managing Partner